Exhibit 4.2

China Time Share Media Co. Ltd.-Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Certificate No.	Ordinary Shares
00x	xx,xxx.xxx

US $10,000 Share Capital divided into

100,000,000.00 Ordinary Shares of US$0.00010 par value each

THIS IS TO CERTIFY THAT	xxxxxxxxxxxxxxxxxxx

is the registered holder of	xxxxxxxxxxxxxxxxxxxxxxxxxxx

Ordinary Shares in the above-named Company subject to the Memorandum and articles of association thereof.

EXECUTED for and on behalf of the said Company on	Xxx xx, 2008

Director

TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the
undertaking called CHINA TIME SHARE MEDIA CO. LTD.

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor